Execution Version

TRANSFER AGREEMENT

BY AND AMONG

SHUMATE INDUSTRIES, INC.,

HEMIWEDGE VALVE CORPORATION

AND

TEJAS RESEARCH & ENGINEERING, L.P.

October 14, 2008

i

SCHEDULES:

Schedule 4.1(c)	Third Party and Governmental Consents (Sellers)
Schedule 4.1(f)	Assets; Encumbrances to be Released at Closing
Schedule 4.1(h)	Subsequent Events
Schedule 4.1(j)	Capitalization
Schedule 4.1(k)	Brokers’ Fees

ii

TRANSFER AGREEMENT

THIS TRANSFER AGREEMENT (this “Agreement”) is entered into this 15th day of October, 2008, by and among Shumate Industries, Inc., a Delaware corporation (“Shumate”), Hemiwedge Valve Corporation, a Texas corporation and wholly owned subsidiary of Shumate (“Hemiwedge” and, together with Shumate, the “Sellers”), and Tejas Research & Engineering, L.P., a Texas limited partnership (“Tejas”).

WHEREAS, the Sellers, directly or indirectly, have designed and developed valve products in the energy field services (the “Hemiwedge Valve Technology”);

WHEREAS, the Sellers desire to transfer to Tejas, and Tejas desires to acquire from the Sellers, certain of the Sellers’ assets related to the Hemiwedge Valve Technology, on the terms and conditions set forth in this Agreement;

WHEREAS, Shumate desires to sell to Tejas, and Tejas desires to purchase from Shumate, certain common stock purchase warrants of Shumate; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE TRANSACTIONS

1.1
Assignment and License of the Intellectual Property. On the Closing Date (as hereinafter defined), Hemiwedge and Tejas shall enter into that certain Intellectual Property Agreement dated as of the date hereof (the “Intellectual Property Agreement”) providing for the assignment of certain intellectual property and related assets (the “Purchased Assets”) and the license of certain intellectual property (the “Licensed Assets” and together with the Purchased Assets, the “Assets”).

1.2	Issuance of Warrants. On the Closing Date:

(a)
Shumate shall deliver (i) to Tejas its Common Stock Purchase Warrants dated as of the date hereof (“Warrants”) to acquire 2,443,269 shares of Shumate’s common stock, par value $.001 per share (“Common Stock”), and (ii) upon the transfer by Tejas to Intervale Capital, LLC, a Delaware limited liability company (“ICLLC”), of the Warrants, to ICLLC Warrants to acquire such number of shares of Common Stock transferred by Tejas to ICLLC;

(b)
Shumate and Tejas shall enter into that certain Registration Rights Agreement dated as of the date hereof (the “Registration Rights Agreement”) providing for the registration of the Common Stock that may be acquired upon exercise of the Warrants.

1.3
No Assumption of Liabilities. Tejas shall not assume or be responsible for any claims against or commitments, contracts, agreements, obligations or other liabilities of the Sellers, whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise, and the Sellers will at all times indemnify and hold Tejas harmless from and against any claim therefor or liability arising therefrom.

ARTICLE II
THE PURCHASE PRICE

2.1
Purchase Price. The aggregate purchase price to be paid by Tejas to the Sellers in consideration of the sale, assignment and transfer of the Assets, the sale of the Warrants and the consummation of the other transactions contemplated herein shall be Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00) (the “Purchase Price”).

ARTICLE III
CLOSING

3.1
Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place contemporaneously with the execution of this Agreement (the “Closing Date”) at the offices of Tejas’s counsel in Houston, Texas or at such other place as may be agreed by the parties. For convenience, the parties agree that the Closing may take place by the exchange of electronic signatures to the documents to be executed and delivered at the Closing (the “Closing Documents”) and delivery of the Purchase Price by wire transfer of immediately available funds, followed by the mailing of executed originals of the Closing Documents, without the need for a face to face meeting.

3.2	Deliveries and Actions by the Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to Tejas:

(a)	the Assets, free and clear of all Encumbrances, other than the Permitted Encumbrances (as defined in the Intellectual Property Agreement);

(b)	one or more bills of sale, assignments or other conveyances, in form and substance reasonably satisfactory to Tejas (collectively, the “Assignments”), duly executed by the applicable Seller;

(c)	the Intellectual Property Agreement, duly executed by Hemiwedge;

(d)
the (i) Warrants issued to Tejas to acquire 2,443,269 shares of Common Stock and (ii) upon the transfer by Tejas to ICLLC of such Warrants, Warrants issued to ICLLC to acquire such number of shares of Common Stock transferred by Tejas to ICLLC, in each case, duly executed by Shumate;

(e)	the Registration Rights Agreement, duly executed by Shumate;

(f)
copies of all consents and approvals required in connection with (i) the execution, delivery and performance of this Agreement and (ii) the sale or license of the Assets, including those consents listed on Schedule 4.1(c), in form and substance reasonably satisfactory to Tejas;

(g)	evidence, in form and substance reasonably satisfactory to Tejas, of the release of all Encumbrances on the Assets, including those listed on Schedule 4.1(f)(i);

(h)
a secretary’s certificate or certificates from each of the Sellers, which certifies as true, accurate, and complete, as of the Closing Date: (i) a copy of the resolutions of the board of directors of such Seller, authorizing the execution, delivery, and performance by such Seller of this Agreement and the ancillary agreements described therein, and the consummation by such Seller of the transactions contemplated hereby and thereby; (ii) with respect to Hemiwedge, a copy of the resolutions of the shareholders of Hemiwedge, approving the consummation by Hemiwedge of the transactions contemplated in this Agreement and the ancillary agreements described herein; (iii) the incumbency of the officer or officers of such Seller authorized to execute this Agreement and any ancillary agreements on behalf of such Seller; and (iv) the charter and bylaws, or comparable organizational documents, of such Seller;

(i)	a certificate issued by the Secretary of State of the state of each Sellers’ jurisdiction of incorporation evidencing the existence and good standing of such Seller, as of a recent date;

(j)
an originally executed copy of the written opinions of Indeglia & Carney and Burleson Cooke L.L.P., counsel for the Sellers, as to such matters concerning the Sellers and the Closing Documents as Tejas may reasonably request, dated as of the Closing, addressed to Tejas, and otherwise in form and substance reasonably satisfactory to Tejas; and

(k)
such other documents and instruments as Tejas may reasonably request and which are deemed by Tejas to be reasonably necessary or advisable to effect the transactions contemplated herein and by the ancillary agreements.

3.3	Deliveries and Actions by Tejas. At the Closing, Tejas shall deliver, or cause to be delivered, to the Sellers:

(a)	the Purchase Price;

(b)	the Intellectual Property Agreement, duly executed by Tejas;

(c)	the Registration Rights Agreement, duly executed by Tejas; and

(d)
such other documents and instruments as the Sellers may reasonably request and which are deemed by the Sellers to be reasonably necessary or advisable to effect the transactions contemplated herein and by the ancillary agreements.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

4.1	Representations and Warranties of the Sellers. The Sellers represent and warrant to Tejas, as of the date hereof, as follows:

(a)
Organization of the Seller. The Sellers are duly organized, validly existing and in good standing under the laws of their respective jurisdiction of incorporation and are duly qualified to do business and are in good standing in each jurisdiction in which the nature of the business being conducted requires such Seller to be so qualified.

(b)
Authorization. The Sellers have the necessary power and authority to enter into and deliver this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement by the Sellers and the performance by the Sellers of their respective obligations hereunder have been duly authorized by all necessary corporate action. This Agreement and all agreements contemplated to be delivered hereunder have been executed and delivered by each Seller party thereto and constitute the legal, valid and binding obligations of the Sellers enforceable against each of them in accordance with their terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency and other laws affecting creditors’ rights generally.

(c)
Noncontravention. Neither the execution and the delivery of this Agreement by the Sellers, nor the consummation by the Sellers of the transactions contemplated hereby will (with or without the giving of notices or the passage of time) (i) violate any applicable Law or other restriction of any Governmental Authority to which any Seller, the Hemiwedge Technology or the Assets are subject or any provision of the Sellers’ respective charter or bylaws (or other organizational documents) or (ii) except as set forth in Schedule 4.1(c), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Sellers are a party or by which the Sellers are bound or to which any of the Assets is subject which (in the case of clause (ii) only) could adversely affect the consummation of the transactions contemplated hereby or the value of the Assets or result in the imposition of any Encumbrance upon any of the Assets. Except as set forth in Schedule 4.1(c), the Sellers do not need to give any notice to, make any filing with or obtain any authorization, consent or approval of, any Governmental Authority or other third party in order for the parties to consummate the transactions contemplated by this Agreement.

(d)
Securities and Exchange Commission Filings. The information filed with the U.S. Securities and Exchange Commission (the “SEC”) by or on behalf of Shumate (the “SEC Filings”) complies as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable. No facts have come to the attention of the Sellers that have caused any of the Sellers to believe that any such information contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)
Financial Statements. Except as may have been corrected or supplemented in a subsequent SEC Filing, the financial statements of Shumate included in the SEC Filings (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Except as may have been corrected or supplemented in a subsequent SEC Filing, the Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be otherwise specified in such Financial Statements or the notes thereto, or, in the case of unaudited financial statements, as permitted by Regulation S-X promulgated under the Securities Act and the Exchange Act, and fairly present in all material respects the financial position of Shumate and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments and the lack of footnotes.

(f)
Assets. Except as set forth on Schedule 4.1(f), the Sellers are the sole and exclusive owner of, and have good and marketable title to, each of the Assets, free and clear of all Encumbrances except for the Encumbrances, if any, listed on Schedule 4.1(f) and which will be removed at or prior to the Closing, and are exclusively entitled to possess and dispose of same. At Closing, the Sellers will transfer to Tejas sole and exclusive, and good and marketable, title to all of the Assets, free and clear of any and all Encumbrances. There are no outstanding agreements or options to sell which grant to any Person other than Tejas the right to purchase or otherwise acquire any of the Assets.

(g)
Intellectual Property. Neither Shumate nor any of its Affiliates have any right, title or interest in or to the Hemiwedge Intellectual Property, or the Technology and Deliverables (as such terms are defined in the Intellectual Property Agreement) associated therewith.

(h)
Subsequent Events. Except as set forth on Schedule 4.1(h), since June 30, 2008, there has not been any change that constitutes, and no event or events have occurred which have resulted in or constitute, or would reasonably be expected to result in or constitute, a material adverse effect on the Hemiwedge Valve Technology or the Assets. Without limiting the foregoing, since that date, none of the following has occurred:

(i)	the Sellers have not sold, leased, transferred or assigned any of the Assets;

(ii)	no Encumbrance has been imposed upon any of the Assets; and

(iii)	the Sellers have not committed to do any of the foregoing.

(i)
Legal Proceedings. There is no complaint or petition in which relief is sought involving, affecting, or relating to the ownership, operation or use of the Assets or that would prevent, delay or make illegal the transactions contemplated by this Agreement, and there is no litigation, action, suit, proceeding or investigation by any Governmental Authority pending or threatened against (orally or in writing), involving, affecting or relating to the Sellers, the Assets, the Hemiwedge Valve Technology or the transactions contemplated by this Agreement.

(j)
Capitalization; Reservation of Common Stock. The authorized common stock of Shumate consists of 50,000,000 shares of Common Stock, of which, as of the date hereof, (i) 22,013,879 shares of Common Stock are issued and outstanding and (ii) 2,443,269 shares of Common Stock have been reserved and are available solely for issuance and delivery to Tejas and/or its designated nominee, as applicable, upon the exercise of the Warrants. Except as set forth in Schedule 4.1(j), there are no rights or obligations which are convertible into, exchangeable for, or exercisable to acquire any Common Stock.

(k)
Brokers’ Fees. Except as set forth in Schedule 4.1(k), the Sellers have not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement for which Tejas could become liable.

(l)
Asset Assignment and License Process. The Sellers have been engaged in ongoing discussions with various prospective financiers, corporate and strategic partners, purchasers, and licensors with respect to the Assets, pursuant to which the Sellers have sought to achieve the highest value and best price for the sale, assignment and/or license of the Assets. The Assets were marketed for approximately six months. The offer made by Tejas represented the highest value and best price for the Assets. The negotiation of the assignment and license of the Assets to Tejas was conducted in good faith and on an arms’ length basis.

(m)
Accuracy of Information Furnished. No representation, warranty, statement or information contained in this Agreement (including the various Schedules attached hereto) or any agreement executed in connection herewith or in any certificate delivered pursuant hereto or thereto or made or furnished to Tejas or their respective representatives by or on behalf of the Sellers, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading. The Sellers have provided Tejas with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

4.2	Representations and Warranties of Tejas. Tejas hereby represents and warrants to the Sellers, as of the date hereof, as follows:

(a)
Organization of Tejas. Tejas is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business being conducted requires it to be so qualified.

(b)
Authorization. Tejas has the necessary power and authority to enter into and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Tejas and the performance by Tejas of its obligations hereunder have been duly authorized by all necessary action. This Agreement and all agreements contemplated to be delivered hereunder constitute the legal, valid and binding obligations of Tejas enforceable against it in accordance with their terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency and other laws affecting creditors’ rights generally.

(c)
Noncontravention. Neither the execution and the delivery of this Agreement by Tejas, nor the consummation by Tejas of the transactions contemplated hereby will (with or without the giving of notices or the passage of time) (i) violate any applicable Law or other restriction of any Governmental Authority to which Tejas is subject or any provision of its charter or bylaws (or other organizational documents) or (ii)  conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Tejas is a party or by which Tejas is bound. Tejas does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of, any Governmental Authority or other third party in order for the parties to consummate the transactions contemplated by this Agreement.

(d)
Brokers’ Fees. Tejas has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement for which the Sellers could become liable.

(e)
Information on Shumate. Tejas has received and had the opportunity to review all documents and any other information requested from Shumate, has been given full and complete access to information regarding Shumate, and has utilized such access to Tejas’s satisfaction for the purpose of obtaining such information regarding Shumate as Tejas has reasonably requested; and, particularly, Tejas has been given reasonable opportunity to ask questions of, and receive answers from, representatives of Shumate concerning the terms and conditions of the offering of the Warrants and to obtain any additional information, to the extent reasonably available.

(f)
Information on Tejas. Tejas is an “accredited investor”, as such term is defined in Regulation D promulgated by the Commission under the Securities Act, is experienced in investments and business matters, has made investments of a speculative nature and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable Tejas to utilize the information made available by Shumate to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase. Tejas has the authority and is duly and legally qualified to purchase and own the Securities. Tejas is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

(g)
Investment Intent. On the Closing Date, Tejas will purchase the Warrants as principal for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof, other than, as soon as practicable following Tejas’s receipt of the Warrants, to transfer the Warrants to Intervale Capital, LLC, a Delaware limited liability company.

(h)
Compliance with Securities Act. Tejas understands and agrees that neither the Warrants nor the shares of Common Stock issuable upon exercise thereof (the “Warrant Shares”) have been registered under the Securities Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the Securities Act (based in part on the accuracy of the representations and warranties of Tejas contained herein), and that the Warrants and the Warrant Shares must be held indefinitely unless a subsequent disposition is registered under the Securities Act or any applicable state securities laws or is exempt from such registration.

(i)	Warrant Legend. The Warrants shall bear the following legend:

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SHUMATE INDUSTRIES, INC. THAT SUCH REGISTRATION IS NOT REQUIRED. A COPY OF THE WARRANT IS AVAILABLE AT THE OFFICES OF THE COMPANY.”

(j)	Warrant Shares Legend. The Warrant Shares shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SHUMATE INDUSTRIES, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.”

(k)
Communication of Offer. The offer to sell the Warrants was directly communicated to Tejas by Shumate. At no time was Tejas presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(l)
Restricted Securities. Tejas understands that the Securities have not been registered under the Securities Act and Tejas will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Warrants unless pursuant to an effective registration statement under the Securities Act. Notwithstanding anything to the contrary contained in this Agreement, Tejas may transfer (without restriction and without the need for an opinion of counsel) the Securities to its Affiliates (as defined below) provided that each such Affiliate is an “accredited investor” under Regulation D and such Affiliate agrees to be bound by the terms and conditions of this Agreement.

(m)
No Governmental Review. Tejas understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Securities or the suitability of the investment in the Warrants nor have such authorities passed upon or endorsed the merits of the offering of the Warrants.

ARTICLE V
COVENANTS

5.1
Reasonable Commercial Efforts. Each party will use its reasonable commercial efforts to take all actions and to do all things necessary, proper or advisable to consummate, make effective and comply with all of the terms of this Agreement and the transactions contemplated hereby (including satisfaction, but not waiver, of the closing deliveries required by ARTICLE III).

5.2	Confidentiality.

(a)
Each party acknowledges that in performing this Agreement, the party may be provided with and have access to the other party’s confidential information, including, without limitation, technical information (such as software, algorithms, technology, and trade secrets relating to the Assets), processes, product plans and sales information, that the party treats as proprietary, confidential or of substantial value and which value would be impaired if improperly used or disclosed to third parties (“Confidential Information”). The parties acknowledge that Confidential Information may include any of the foregoing which has been provided to the other party prior to the Closing Date. However, “Confidential Information” shall not include information that (i) is or becomes available to the public through no wrongful act of the receiving party, (ii) was in the possession of the receiving party prior to the time it was disclosed hereunder, (iii) is independently made available as a matter of right to the receiving party by a third party, or (iv) is independently developed for the receiving party.

(b)
For a period of five (5) years from the Closing Date, each party shall maintain the other party’s Confidential Information in confidence and not disclose the other party’s Confidential Information to any Person other than to its officers, fiduciaries, employees, agents or consultants who have a business need to know such Confidential Information, who have been informed of the confidential nature of such Confidential Information and who are, either by nature of their positions or duties or pursuant to written agreement, subject to substantially equivalent restrictions with respect to the use and disclosure of the Confidential Information as are set forth in this Agreement.

(c)
The obligation of each party to maintain the other party’s Confidential Information in confidence shall not apply to any Confidential Information (i) that becomes publicly available (other than by reason of a disclosure by a party in violation of this Agreement), (ii) the disclosure of which has been consented to by the other party in writing, or (iii) the disclosure of which is required by a court of competent jurisdiction or other Governmental Authority or otherwise as required by applicable Law or regulation of a national securities exchange on which the securities of such party may then be listed.

(d)
Before any party discloses any of the other party’s Confidential Information pursuant to Section 5.2(c)(iii), such party shall as soon as practicable, and in any event prior to making any such disclosure, notify the other party of the specific Confidential Information proposed to be disclosed and of the court order, subpoena, interrogatories, government order or other reason that requires disclosure of the Confidential Information so that the other party may seek a protective order or other remedy to protect the confidentiality of the Confidential Information or waive compliance with the applicable provisions of this ARTICLE V. Such party shall also consult with the other party on the advisability of taking steps to eliminate or narrow the requirement to disclose the Confidential Information and shall otherwise cooperate with the efforts of the other party to obtain a protective order or other remedy to protect the Confidential Information. If a protective order or other remedy cannot be obtained, such party may disclose only that Confidential Information that its counsel advises in writing (which writing shall also be addressed and delivered to the other party) is legally required to be disclosed.

(e)
Each party shall promptly inform the other party if it becomes aware of any reason, whether under applicable law, policy or otherwise, that it will, or might become compelled to, use the other party’s Confidential Information other than as contemplated by Section 5.2(b) or disclose Confidential Information in violation of the confidentiality restrictions in this ARTICLE V.

5.3	Engineering Support.

(a)
At the reasonable request of Tejas, the Sellers shall provide engineering support, including the use of the Sellers’ design engineers, application engineers and technical specialists (collectively, the “Engineering Support”), to Tejas as follows:

(i)	From time to time after the date hereof, the Sellers shall provide up to 500 hours of Engineering Support to Tejas, at no charge to Tejas.

(ii)
From time to time after the number of hours of Engineering Support set forth in clause (i) above have been provided by the Sellers, the Sellers shall continue to provide up to 1,000 hours of Engineering Support to Tejas, at an agreed charge of (x) $100 per hour for Engineering Support provided by design engineers and application engineers and (y) the lesser of $100 per hour and the then current market rate per hour for Engineering Support provided by technical specialists.

(iii)
From time to time after the aggregate number of hours of Engineering Support set forth in clauses (i) and (ii) above has been provided by the Sellers, the Sellers shall continue to provide Engineering Support to Tejas on a reasonable basis on commercial terms and at market rates for comparable services.

(b)	All payments to be made pursuant to this Section 5.3 hereunder by Tejas shall be due and payable thirty (30) days after receipt by Tejas of an invoice identifying such amounts owed.

5.4
Subsequent Financing. The Sellers hereby agree that, in the event that during the period commencing on the date hereof and ending on October 14, 2011, any Seller or any of its respective affiliates shall desire to raise capital through the issuance of debt or equity securities, or enter into any other arrangement having the practical effect of the foregoing (any such transaction, a “Subsequent Financing”), ICLLC shall be given not less than fifteen (15) business days prior written notice of any proposed Subsequent Financing. ICLLC or its affiliates who exercise their rights pursuant to this Section 5.4 shall have the right during the fifteen (15) business days following receipt of the notice to provide, arrange, place, underwrite and/or otherwise participate in such Subsequent Financing in accordance with the terms and conditions set forth in the notice of Subsequent Financing. In the event such terms and conditions are modified in a manner that is more advantageous to an investor during the notice period, ICLLC shall be given prompt notice of such modification and shall have the right during the seven (7) business days following the notice of modification to exercise such right. The Sellers acknowledge that ICLLC and its affiliates reserve the right not to participate in any Subsequent Financing and that the foregoing is not a commitment by ICLLC or its affiliates to participate in any Subsequent Financing; such a commitment would arise only under a separate written agreement acceptable to the Sellers and ICLLC and/or its affiliates, as applicable.

5.5
Transfer Taxes. The Sellers shall bear and pay any and all applicable sales and use Taxes and similar transfer Taxes payable in connection with the sale, assignment, transfer or license of the Assets. The Sellers, at their own expense, shall file all necessary Tax Returns and other documentation with respect to such Taxes, if required by applicable law.

ARTICLE VI
MISCELLANEOUS

6.1	Nature and Survival of Representations. The representations and warranties of Tejas and the Sellers contained in this Agreement shall survive the Closing indefinitely.

6.2
Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to Shumate to: Shumate Industries, Inc., 1011 Beach Airport Road, Conroe, Texas 77301, Attn: President, CEO, telecopier number: (936) 539-2990, (ii) if to Hemiwedge to: c/o Shumate Industries, Inc., 1011 Beach Airport Road, Conroe, Texas 77301, Attn: President, CEO, telecopier number: (936) 539-2990, and in the case of clause (i) and (ii) above, with a copy by telecopier only to: Indeglia & Carney, telecopier number: (949) 851-5940, Attn: Marc A. Indeglia, and (iii) if to Tejas to: Tejas Research & Engineering, L.P., 9185 Six Pines Drive, The Woodlands, Texas 77380, Attn: Thomas Hill, telecopier number: (403) 466-8063, with an additional copy by telecopier only to: (x) Intervale Capital, LLC, telecopier number: (713) 961-0361, Attn: Curtis W. Huff and (y) Fulbright & Jaworski, L.L.P., telecopier number: (713) 651-5246, Attn: Gene G. Lewis. Tejas and the Sellers agree to promptly advise the other parties hereto of any change of address from that so set forth.

6.3
Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Except as set forth in the next preceding sentence, this Agreement is not intended to confer upon any other Person except the parties hereto any rights or remedies hereunder. The parties hereto hereby agree that ICLLC shall be a third party beneficiary to this Agreement and shall have the right to enforce Sections 1.2(a)(ii), 3.2(a)(ii) and 5.4. Notwithstanding the forgoing, Tejas shall have an absolute right to assign its rights in whole or in part (a) under this Agreement at any time prior to Closing to any of its Affiliates without the Sellers’ prior written approval and (b) under Section 5.3 at any time to any assignee or sublicensee of the Hemiwedge Valve Technology so long as such assignment does not materially increase the obligations of the Sellers to provide Engineering Support pursuant to Section 5.3(a)(i) or 5.3(a)(ii).

6.4	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas (without giving effect to conflict of laws principles thereof).

6.5
Venue; Service of Process. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement each of the parties hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the United States District Court for the Southern District of Texas and waives any objection to venue being laid therein whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before the United States District Court for the Southern District of Texas; provided, however, that a party may commence any Proceeding in a court other than the United States District Court for the Southern District of Texas solely for the purpose of enforcing an order or judgment issued by the United States District Court for the Southern District of Texas and (ii) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or Holders at their respective addresses referred to in Section 6.2 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

6.6
Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

6.7
Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

6.8
Further Assurances. The parties hereby agree to perform, execute or deliver, or cause to be performed, executed or delivered, such further acts, assurances and instruments as either party may reasonably require to complete or perfect the conveyance and transfer to Tejas of all of the Sellers’ right, title and interest in and to the Assets free and clear of any and all Encumbrances consistent with this Agreement, and to do any and all such further acts and things as may be reasonably necessary to effect completely the intent of this Agreement.

6.9
Amendment and Waiver. The parties may by mutual written agreement amend this Agreement in any respect; and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party; (b) waive any inaccuracies in representations by any other party; (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party; and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

6.10
Entire Agreement. This Agreement and the Schedules hereto, each of which is hereby incorporated herein, and the other documents executed and delivered pursuant hereto and contemporaneously herewith, set forth all of the representations, warranties, promises, covenants, agreements, conditions, and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

6.11
Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

6.12
Expenses. Except as otherwise expressly agreed herein, Tejas, on the one hand, and the Sellers, on the other hand, will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

6.13
Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, all references to Annexes refer to annexes to this Agreement and all references to Schedules refer to Schedules to this Agreement, which Exhibits and Schedules are attached hereto and made a part hereof for all purposes. A “party” means any of Tejas and the Sellers, and the “parties” means all of them. The word “includes” or “including” means “including, but not limited to.” The word “or” will have the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. “Shall” and “will” have equal force and effect. Any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced herein, unless otherwise specified, are in United States Dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.

6.14	Definitions. The following definitions shall be applicable to the terms set forth herein:

(a)
“Affiliate” shall mean, as applied to any Person, any other Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, that Person.

(b)
“Governmental Authority” shall mean any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

(c)	“Law” shall mean all constitutions, treaties, statutes, laws, ordinances, regulations, rules or Orders associated with any Governmental Authority;

(d)	“Order” shall mean any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority; and

(e)
“Person” shall include an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any federal, state, county or municipal governmental or quasi-governmental agency, department, commission, board, bureau, instrumentality or similar entity, foreign or domestic, having jurisdiction over any Seller or Tejas.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SHUMATE INDUSTRIES, INC., for itself and as sole shareholder of Hemiwedge Valve Corporation

By:
Name: Matthew C. Flemming
Title: Chief Financial Officer

HEMIWEDGE VALVE CORPORATION

By:
Name: Matthew C. Flemming
Title: Chief Financial Officer

TEJAS RESEARCH & ENGINEERING, L.P.

By:
Name: Thomas Hill
Title: Chief Executive Officer

SIGNATURE PAGE TO TRANSFER AGREEMENT